UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2006

KBS REAL ESTATE INVESTMENT TRUST, INC.

(Exact name of registrant specified in its charter)

Maryland	333-126087	20-2985918
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

620 Newport Center Drive, Suite 1300

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

KBS Real Estate Investment Trust, Inc. (the “Company”) has entered into a definitive agreement to purchase a 16-story office building containing approximately 325,172 rentable square feet (the “Plaza in Clayton”) as one of its initial investments. As of August 31, 2006, our right to terminate the agreement without penalty expired and our initial deposit became non refundable. On May 2, 2006, the Company’s external advisor, KBS Capital Advisors LLC, entered into a purchase and sale agreement with THF Plaza Office, L.L.C. to purchase the Plaza in Clayton. On August 11, 2006, KBS Capital Advisors assigned this purchase and sale agreement to an indirect, wholly owned subsidiary of the Company for no consideration. Pursuant to the agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions. THF Plaza Office, L.L.C., the seller, is not affiliated with the Company or its advisor.

The purchase price of the Plaza in Clayton is $93,280,945 plus closing costs. The Company would fund the purchase of the Plaza in Clayton with proceeds from a loan from an unaffiliated lender and with offering proceeds from the Company’s initial public offering. The Company is currently negotiating the terms of the loan.

The Plaza in Clayton is located on an approximate 2.31-acre parcel of land at 190 Carondelet Plaza in St. Louis, Missouri (which parcel includes a condominium tower that is not the subject of the purchase and sale agreement). The Plaza in Clayton was completed in 2001 and is currently 97% leased to the law firm of Husch & Eppenberger, LLC (approximately 46%), Ernst & Young (approximately 29%), Metropolitan Life Insurance Company (approximately 11%), Northern Trust (approximately 3%) and various other office and retail tenants (approximately 8%). The current aggregate annual base rent for the tenants of the Plaza in Clayton is approximately $9.2 million. As of June 2006, the current weighted-average remaining lease term for the current tenants of the Plaza in Clayton is approximately five years.

There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit $1,500,000 of earnest money.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST, INC.

Dated: September 7, 2006	BY:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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